Exhibit 10.4

FIRST AMENDMENT

TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

First Amendment effective as of January 1, 2013 (this “Amendment”) to the Amended and Restated Employment Agreement dated as of January 1, 2012 (the “Employment Agreement”) by and between Windsor Permian LLC and Teresa Dick (“Employee”), as subsequently assigned to Diamondback E&P LLC (the “Company”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

RECITALS

WHEREAS, the Company and Employee are parties to the Employment Agreement; and

WHEREAS, the Company and Employee desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

AGREEMENTS

ARTICLE I

AMENDMENTS

1.1 Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(a) As compensation for services rendered under this Agreement, the Company shall pay to Employee a base salary (the “Base Salary”) at an annualized rate of $250,000, payable in accordance with the normal payroll procedures of the Company. From time to time at the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors or Managers of the Company, Employee’s Base Salary may be reviewed by the Compensation Committee and may be increased or decreased, but not decreased below $250,000, by the Compensation Committee in its sole discretion. The term “Base Salary” as used herein shall mean and refer to the then current base salary, as adjusted from time to time in accordance with this Section 2(a). The Company shall deduct from the Base Salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts that the Company is required to withhold by applicable law.

ARTICLE II

MISCELLANEOUS

2.1 Effect of Amendment; Amendment. Other than the amendments and modifications set forth herein, the Employment Agreement remains in full force and effect. This Amendment may only be modified or amended if such modification or amendment is set forth in a written instrument executed by each party.

2.2 Headings. The headings contained in this Amendment are for convenience only and shall not affect the meaning or interpretation of this Amendment.

2.3 Governing Law. This Amendment shall be governed, including as to validity, interpretation and effect, by the laws of the State of Oklahoma without giving effect to any choice of law or conflicts of law rules or provisions thereof.

2.4 Rules of Construction. Each party hereto has participated in the drafting of this Amendment, which each party acknowledges is the result of negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the 28th day of January, 2013, to be effective as of the date first written above.

DIAMONDBACK E&P LLC

/s/ Teresa Dick	By:	/s/ Travis D. Stice
Teresa Dick	Name:	Travis D. Stice
	Title:	President and Chief Executive Officer

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